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                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549


                                       FORM 8-K

                                    CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

           Date of Report (Date of earliest event reported): April 30, 1998


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                               GLOBAL INTELLICOM, INC.
                               -----------------------
                (Exact name of registrant as specified in its charter)


        NEVADA                        0-26684              13-3797104
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(State or other jurisdiction  (Commission file number) (I.R.S. Employer
of incorporation)                                      Identification Number)

      747 THIRD AVENUE, NEW YORK, NEW YORK                   10017
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(Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code:        (212)750-3772
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ITEM 5. OTHER EVENTS.

ADDITIONAL FINANCING

     On April 30, 1998, the Company sold and issued $2,000,000 principal amount of its 6% Convertible Debentures due April 30, 2001 (the "Debentures"), to an institutional investor in a private placement transaction, receiving net financing proceeds of approximately $1,780,000 after transaction costs including payment of a finders fee. Such financing proceeds are being used for the carrying of inventory and receivables, for reduction of accounts payable and for other working capital purposes.

     The Debentures are subordinated to the Company's indebtedness (i) to the Company's principal floorplan financing institution and receivables factor and
(ii) to existing or future indebtedness of the Company to a banking or other commercial lending institution. The Debentures bear interest at the rate of 6% per annum, payable quarterly commencing June 30, 1998. At the option of the Company, such interest is payable in the form of shares of Common Stock, subject to certain conditions, including but not limited to the registration of such shares for public resale under an effective Company registration statement covering such shares ("Registration Statement"), or the eligibility of such shares for public distribution without volume limitations as permitted under Rule 144 (k) of the Securities and Exchange Commission, and the continuation of the present listing of the Company's Common Stock on the Nasdaq SmallCap Market, all as set forth in the relevant agreements between the Company and the institutional investor, included as exhibits to this report.

     Beginning at the earlier of 90 days from issuance or the effective date of a Registration Statement, the Debentures are convertible into Common Stock at a conversion price equal to the lower of (i) 110% of the average closing bid price for the five trading days immediately preceding April 30, 1998 or (ii) 80% of the average of the five lowest sales prices of the Common Stock during the 25 days preceding notice of conversion. If certain events occur, such as the failure of the Company to timely file and cause to become effective a Registration Statement covering the conversion shares, or the suspension of trading of Common Stock for more than three days, such conversion price is subject to reduction at the rate of 2% per month, or the Company may be required to pay a cash penalty of 2% per month.

     If an event of default ("Event of Default") occurs and is not cured, the Debenture holder may demand, and Company will be obligated to pay, an amount equal to the principal amount of and interest owed on the Debentures, divided by the lower of the conversion price on the day of demand or day of payment, multiplied by the price of Common Stock on the date of demand or the date of payment, whichever is higher. An Event of Default is defined, among other things, as a failure to pay interest or principal when due, a breach of material terms of the Debentures or the related financing agreements, a bankruptcy, insolvency or reorganization, a default under any other credit, mortgage or financing facility involving Company indebtedness exceeding $100,000, a delisting or suspension

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of trading of the Common Stock on Nasdaq for more than four days or a failure to obtain an effective Registration Statement within 180 days after April 30, 1998.

     In connection with the sale of the Debentures, the Company has granted Encore Capital Management, L.L.C., a right of first refusal with respect to any proposed sale by the Company during the next 180 days of any of its equity securities at a price less than the then current market price. In addition, the Company has issued five-year warrants to the purchaser of the Debentures, entitling the holder to purchase 377,358 shares of Common Stock at an exercise price of $2.24 per share and to a finder to purchase 60,000 shares at the same price. The holders of the warrants have various rights to require the Company to include shares of Common Stock issuable upon conversion of the Debentures or exercise of the warrants in a Registration Statement.

OTHER DEVELOPMENTS - NOTIFICATION FROM NASDAQ

     The Company received a letter from The Nasdaq Stock Market, Inc., notifying it that the Company is not presently meeting minimum listing requirements of (i) net tangible assets of $2,000,000, (ii) market capitalization of at least $35 million or (iii) net income of at least $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. The letter requested the Company to present, by May 11, 1998, a proposal and a timetable for achieving compliance with such continued listing requirements.
The Company responded on May 11, 1998 with a proposal now being reviewed by the Nasdaq staff. The Company intends to supplement the proposal with a more detailed business plan by May 30, 1998. There can be no assurance that the Company's plan and timetable will be acceptable to Nasdaq or that the elements of such plan, if acceptable, will in fact be realized as contemplated.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

     (c) The following exhibits are included with this Report on Form 8-K in accordance with the provisions of Item 601 of Regulation S-K:

     10.01 Convertible Debenture Purchase Agreement.

     10.02 Form of 6% Convertible Debenture due April 30, 2001.

     10.03 Registration Rights Agreement.

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                                      SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: May 14, 1998

                                              GLOBAL INTELLICOM, INC.
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                                                  (Registrant)


                               By:
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                                   N. Norman Muller, Chairman and
                                    Chief Executive Officer





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